AGREEMENT AND PLAN OF MERGER

                                     AMONG

                            WHOLE FOODS MARKET, INC.
                             (A TEXAS CORPORATION)

                           NUTRIENT ACQUISITION CORP.
                            (A COLORADO CORPORATION)

                                      AND

                                  AMRION, INC.
                            (A COLORADO CORPORATION)

                           DATED: AS OF JUNE 9, 1997

  This Agreement and Plan of Merger (the "Agreement") is made as of the 9th day of June, 1997, among Whole Foods Market, Inc., a Texas corporation ("WFM"); Nutrient Acquisition Corp., a Colorado corporation (the "Merger Subsidiary"), which is wholly owned by WFM; and Amrion, Inc., a Colorado corporation ("Amrion").

                             W I T N E S S E T H:

  WHEREAS, the respective Boards of Directors of WFM, the Merger Subsidiary and Amrion each have determined that it is in the best interests of their respective stockholders for WFM to acquire Amrion through the merger of the Merger Subsidiary with and into Amrion upon the terms and conditions set forth herein;

  NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

                                  ARTICLE 1.

                                  The Merger

  1.1. Merger. In accordance with the provisions of the business corporation laws of the State of Colorado at the Effective Date (as hereinafter defined), the Merger Subsidiary shall be merged (the "Merger") into Amrion, as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Articles 6 and 7. Following the Merger, Amrion shall continue as the surviving corporation (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Colorado.

  1.2. Continuing of Corporate Existence. Except as may otherwise be set forth herein, the corporate existence and identity of Amrion, with all its purposes, powers, franchises, privileges, rights and immunities, shall continue unaffected and unimpaired by the Merger, and the corporate existence and identity of the Merger Subsidiary, with all its purposes, powers, franchises, privileges, rights and immunities, at the Effective Date shall be merged with and into that of Amrion, and the Surviving Corporation shall be vested fully therewith and the separate corporate existence and identity of Merger Subsidiary shall thereafter cease except to the extent continued by statute.

  1.3. Effective Date. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Colorado pursuant to the provisions of the Colorado Business Corporation Act (the "CBCA"). The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Date".

  1.4. Corporate Government of the Surviving Corporation.

  (a) The Articles of Incorporation of Amrion, as in effect on the Effective Date, shall continue in full force and effect and shall be the Articles of Incorporation of the Surviving Corporation.

  (b) The Bylaws of Amrion, as in effect as of the Effective Date, shall continue in full force and effect and shall be the Bylaws of the Surviving Corporation.

  (c) The members of the Board of Directors of the Surviving Corporation shall be the persons holding such office in the Merger Subsidiary as of the Effective Date.

  (d) The officers of the Surviving Corporation shall be the persons holding such offices in Amrion as of the Effective Date.

  1.5. Rights and Liabilities of the Surviving Corporation. The Surviving Corporation shall have the following rights and obligations:

    (a) The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the laws of the State of Colorado.

    (b) The title to all real estate and other property owned by each of Amrion and the Merger Subsidiary shall be, at the Effective Date, transferred to and vested in the Surviving Corporation without reversion or impairment; and such transfer to and vesting in the Surviving Corporation shall be deemed to occur by operation of law, and no consent or approval of any other person shall be required in connection with any such transfer or vesting unless such consent or approval is specifically required in the event of merger by law or by express provision in any contract, agreement, decree, order, or other instrument to which Amrion or the Merger Subsidiary is a party or by which it is bound.

    (c) At the Effective Date, the Surviving Corporation shall thenceforth have all liabilities of Amrion and the Merger Subsidiary, and any proceeding pending against Amrion or the Merger Subsidiary may be continued as if the Merger did not occur or the Surviving Corporation may be substituted in the proceeding for the Merger Subsidiary.

  1.6. Closing. Consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the executive offices of WFM in Austin, Texas, commencing at 10:00 a.m., local time, as soon as practicable after the last to be fulfilled or waived of the conditions set forth in Articles 6 and 7 or at such other place, time and date as shall be fixed by mutual agreement between WFM and Amrion. The day on which the Closing shall occur is referred to herein as the "Closing Date." Each party will cause to be prepared, executed and delivered the Articles of Merger to be filed with the Secretary of State of Colorado and all other appropriate and customary documents as any party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

  1.7. Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

  1.8. Pooling of Interests. It is the intention of the parties hereto that the Merger will be treated for financial reporting purposes as a pooling of interests.

                                  ARTICLE 2.

                  Conversion of Shares; Treatment of Options

  2.1. Conversion of Shares. At the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof:

    (a) Each share of common stock, $.0011 par value per share, of Amrion ("Amrion Common Stock"), which shall be outstanding immediately prior to the Effective Date (other than Dissenting Shares, as defined in Section 2.3 below) (the "Converted Shares") shall at the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive .87 shares of Common Stock, $.01 par value, of WFM (the "WFM Common Stock") (the foregoing amount of shares of WFM Common Stock being referred to herein as the "Merger Consideration").

    (b) Each share of Common Stock, $.01 par value, of the Merger Subsidiary which shall be outstanding immediately prior to the Effective Date shall at the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of newly issued Amrion Common Stock.

  2.2. Fractional Shares. No scrip or fractional shares of WFM Common Stock shall be issued in the Merger. All fractional shares of WFM Common Stock to which a holder of Amrion Common Stock immediately prior to the Effective Date would otherwise be entitled at the Effective Date shall be aggregated. If a fractional share results from such aggregation, such stockholder shall be entitled, after the later of (a) the Effective Date or
(b) the surrender of such stockholder's "Certificate" (as defined in Section 2.5) or Certificates that represent such shares of Amrion Common Stock, to receive from WFM an amount in cash in lieu of such fractional share. The amount of such cash payment shall be equal to such fractional proportion of the "Average Closing Price" of the WFM Common Stock. WFM will make available to the "Exchange Agent" (as defined in Section 2.5) the cash necessary for the purpose of paying cash for fractional shares. For purposes of this Agreement, "Average Closing Price" shall mean the average per share closing price of WFM Common Stock as reported on the Nasdaq National Market System ("NMS") over the twenty trading days immediately preceding the fifth trading day prior to the Effective Date.

  2.3. Dissenting Shares. Shares of Amrion Common Stock that are issued and outstanding immediately prior to the Effective Date and that have not been voted for adoption of the Merger and with respect of which dissenter's rights have been properly demanded in accordance with the applicable provisions of the CBCA ("Dissenting Shares") shall not be converted into the right to receive the consideration provided for in Sections 2.1 and 2.2 at or after the Effective Date unless and until the holder of such shares withdraws his demand for such appraisal (in accordance with the applicable provisions of the CBCA) or becomes ineligible for such appraisal. If a holder of Dissenting Shares withdraws his demand for such appraisal (in accordance with the applicable provisions of the CBCA) or becomes ineligible for such appraisal, then, as of the Effective Date or the occurrence of such event, whichever later occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the consideration provided for in Sections 2.1 and 2.2. If any holder of Amrion Common Stock shall assert the right to be paid the fair value of such Amrion Common Stock as described above, Amrion shall give WFM notice thereof and WFM shall have the right to participate in all negotiations and proceedings with respect to any such demands. Amrion shall not, except with the prior written consent of WFM, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. After the Effective Date, WFM will cause the Surviving Corporation to pay its statutory obligations, if applicable, to holders of Dissenting Shares.

  2.4. Stock Options and Warrants.

  (a) At the Effective Date, all options and warrants (collectively the "Options") then outstanding under Amrion's Non-Qualified Stock Option Plan and Non-Employee Director Stock Option Plan (collectively the "Option Plans") or pursuant to the underwriters' warrant granted to John G. Kinnard & Co., and affiliates or transferees thereof, shall remain outstanding following the Effective Date and such Options shall, by virtue of the Merger and without any further action on the part of Amrion or the holder of any such Option, be assumed by WFM in accordance with their terms and conditions as in effect at the Effective Date (and the terms and conditions of the Option Plans and the option agreements associated with such Option Plans), except that (A) each such Option shall be exercisable in accordance with its terms for that whole number of shares of WFM Common Stock (rounded to the nearest whole share) into which the number of shares of Amrion Common Stock subject to such Option immediately prior to the Effective Date would be converted under Section 2.1 at an exercise price per share of WFM Common Stock (rounded to the nearest cent) equal to the exercise price per share of Amrion Common Stock applicable to such Option divided by .87; (B) all actions to be taken thereunder by the Board of Directors of Amrion or a committee thereof shall be taken by the Board of Directors of WFM or a committee thereof; and (C) no payment shall be made for fractional interests. From and after the date of this Agreement, except as provided in Section 5.1, no additional options shall be granted by Amrion under the Option Plans.

  (b) It is intended that the assumed Options, as set forth herein, shall not give to any holder thereof any benefits in addition to those which such holder had prior to the assumption of the Option. WFM shall take all necessary corporate action necessary to reserve for issuance a sufficient number of shares of WFM Common Stock for delivery upon exercise of the Options. As soon as practicable after the Effective Date, WFM shall file a registration statement, or an amendment to an existing registration statement, under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-8 (or other successor form) with respect to the shares of WFM

Common Stock subject to the Option Plans (the "Option Shares") and shall use its best efforts to maintain the effectiveness of such registration statement for so long as such Options remain outstanding. If any optionee is unable to sell all of his or her Option Shares pursuant to Rule 144 promulgated under the Securities Act due to the volume restrictions of Rule 144, then such registration statement will include a resale prospectus with respect to such optionee. In addition, WFM will cause such all shares of WFM Common Stock issuable upon exercise of the Options to be quoted on the NMS.

  2.5. Exchange Agent.

  (a) WFM shall authorize Securities Transfer Corporation to serve as exchange agent hereunder (the "Exchange Agent"). Promptly after the Effective Date, WFM shall deposit or shall cause to be deposited in trust with the Exchange Agent the aggregate of the following: (i) the Merger Consideration with respect to each Converted Share; (ii) certificates representing the number of whole shares of WFM Common Stock to which the holders of Amrion Common Stock (other than holders of Dissenting Shares) are entitled pursuant to Section 2.1(a); and (iii) cash sufficient to pay for fractional shares then known to WFM, if applicable (such cash amounts and certificates being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions received from WFM, pay the Merger Consideration with respect to such Converted Share as provided for in this Article 2 out of the Exchange Fund. Any cash needed from time to time by the Exchange Agent to make payments for fractional shares shall be provided by WFM and shall become part of the Exchange Fund. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement, or as otherwise agreed to by WFM, Merger Subsidiary and Amrion prior to the Effective Date.

  (b) As soon as practicable after the Effective Date, the Exchange Agent shall mail and otherwise make available to each record holder (other than holders of Dissenting Shares) who, as of the Effective Date, was a holder of an outstanding certificate or certificates which immediately prior to the Effective Date represented shares of the Converted Shares (the "Certificates") a form of letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment therefor and conversion thereof, which letter of transmittal shall comply with all applicable rules of the NMS.

  (c) Delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and the form of letter of transmittal shall so reflect. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor one or more certificates as requested by the holder (properly issued, executed and countersigned, as appropriate) representing that number of whole shares of WFM Common Stock to which such holder of Amrion Common Stock shall have become entitled pursuant to the provisions of this Article 2, and the Certificate so surrendered shall forthwith be canceled.

  (d) WFM shall pay any transfer or other taxes required by reason of the issuance of a certificate representing shares of WFM Common Stock; provided, however, that such certificate is issued in the name of the person in whose name the Certificate surrendered in exchange therefor is registered. If any portion of the consideration to be received pursuant to this Article 2 upon exchange of a Certificate is to be issued or paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance and payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of WFM Common Stock to such other person, or establish to the satisfaction of the Exchange Agent that such tax has been paid or that no such tax is applicable. From the Effective Date until surrender in accordance with the provisions of this Section 2.5, each Certificate (other than Certificates representing treasury shares of Amrion and Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive the consideration provided in Sections 2.1 and 2.2. No dividends that are otherwise payable on WFM Common Stock will be paid to persons entitled to receive WFM Common Stock until such persons surrender their Certificates. After such surrender, there shall be paid to the person in whose name WFM Common Stock shall be issued any dividends on such WFM Common Stock that shall have a record date on or after the Effective Date and prior to such surrender. In no event shall the persons entitled to receive such dividends be entitled to receive interest on such dividends. All payments in respect of shares of Amrion Common Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such securities.

  (e) In the case of any lost, mislaid, stolen or destroyed Certificates, the holder thereof may be required, as a condition precedent to the delivery to such holder of the consideration described in this Article 2, to deliver to WFM a bond, in such reasonable sum as WFM may direct, or other form of indemnity satisfactory to WFM, as indemnity against any claim that may be made against the Exchange Agent, WFM or the Surviving Corporation with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

  (f) After the Effective Date, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Amrion Common Stock that were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the consideration described in this Article 2.

  (g) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Amrion for six months after the Effective Date shall be returned to WFM, upon demand, and any holder of Amrion Common Stock who has not theretofore complied with Section 2.5(c) shall thereafter look only to WFM for issuance of the number of shares of WFM Common Stock and other consideration to which such holder has become entitled pursuant to this
Article 2; provided, however, that neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Amrion Common Stock for any amount required to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

  2.6. Adjustment. If, between the date of this Agreement and the Closing Date or the Effective Date, as the case may be, the outstanding shares of Amrion Common Stock or WFM Common Stock shall have been changed into a different number of shares or a different class by reason of any classification, recapitalization, split-up, combination, exchange of shares, or readjustment or a stock dividend thereon shall be declared with a record date within such period, then the consideration to be received pursuant to Section 2.1(a) hereof by the holders of shares of Amrion Common Stock shall be adjusted to accurately reflect such change.

                                  ARTICLE 3.

                   Representations and Warranties of Amrion

  Amrion represents and warrants to WFM and the Merger Subsidiary that the statements contained in Article 3 are true and correct in all material respects, except as set forth in the schedules attached hereto. As used in this Article 3 and elsewhere in this Agreement, the phrases "to Amrion's knowledge" or "to Amrion's actual knowledge" shall mean to the knowledge of Mark S. Crossen, Chief Executive Officer of Amrion, or Jeffrey S. Williams, Chief Financial Officer of Amrion.

  3.1. Organization and Good Standing of Amrion. Amrion is a corporation duly organized, validly existing and in good standing under the laws of Colorado. Natrix, LLC ("Natrix") is a limited liability company duly organized, validly existing and in good standing under the laws of Colorado.

  3.2. Capital Stock of Natrix and Other Ownership Interests. The membership interests of Natrix have been duly authorized and are validly issued, fully paid and nonassessable. The number of authorized and outstanding membership interests or other equity interests of Natrix, and the record and beneficial owners of the same, are set forth on Schedule 3.2 and, except as set forth on
Schedule 3.2, are owned by Amrion, either directly or indirectly, free and clear of all liens, encumbrances, equities or claims.

  3.3. Foreign Qualification. Amrion and Natrix are duly qualified or licensed to do business and are in good standing as a foreign corporation or limited liability company in every jurisdiction where the failure so to qualify would have a material adverse effect (a "Amrion Material Adverse Effect") on (a) the business, operations, assets or financial condition of Amrion and Natrix taken as a whole or (b) the validity or enforceability of, or the ability of Amrion to perform its obligations under, this Agreement.

  3.4. Company Power and Authority. Each of Amrion and Natrix has the corporate or company power and authority to own, lease and operate its properties and assets and to carry on its business as currently being conducted. Amrion has the corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement and the Merger by its stockholders, to perform its obligations under this Agreement and to consummate the Merger. The execution, delivery and performance by Amrion of this Agreement has been duly authorized by all necessary corporate action (other than the approval of this Agreement and the Merger by its stockholders).

  3.5. Binding Effect. This Agreement has been duly executed and delivered by Amrion and is the legal, valid and binding obligation of Amrion enforceable in accordance with its terms except that:

    (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights;

    (b) the availability of equitable remedies may be limited by equitable principles of general applicability; and

    (c) rights to indemnification may be limited by considerations of public policy.

  3.6. Absence of Restrictions and Conflicts. Subject only to the approval of the adoption of this Agreement and the Merger by Amrion's stockholders and except as set forth on Schedule 3.6, the execution, delivery and performance of this Agreement and the consummation of the Merger and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the articles of Incorporation or bylaws of Amrion or the articles of organization or operating agreement of the Natrix,
(ii) any "Material Contract" (as defined in Section 3.13), (iii) any judgment, decree or order of any court or governmental authority or agency to which Amrion or Natrix is a party or by which Amrion, Natrix or any of their respective properties is bound, or (iv) any statute, law, regulation or rule applicable to Amrion or Natrix other than such violations, conflicts, breaches or defaults which would not have an Amrion Material Adverse Effect. Except for the filing of the Articles of Merger with the Secretary of State of the State of Colorado, compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Act, Securities Exchange Act of 1934, as amended (the "Exchange Act"), and applicable state securities laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to Amrion or Natrix is required in connection with the execution, delivery or performance of this Agreement by Amrion or the consummation of the transactions contemplated hereby.

  3.7. Capitalization of Amrion.

  (a) The authorized capital stock of Amrion consists of 10,000,000 shares of common stock, $.0011 par value. As of the date hereof, there were approximately 5,252,514 shares of Amrion Common Stock issued and outstanding and 393,700 shares of Amrion Common Stock reserved for issuance upon the exercise of outstanding options granted under the Option Plans.

  (b) All of the issued and outstanding shares of Amrion Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

  (c) To Amrion's knowledge, there are no voting trusts, stockholder agreements or other voting arrangements by the stockholders of Amrion.

  (d) Except as set forth on Schedule 3.7, there is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating Amrion or Natrix to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of Amrion or membership interests of Natrix.

  3.8. Amrion SEC Reports. Amrion has made available to WFM and the Merger Subsidiary (i) Amrion's Annual Report on Form 10-K, including all exhibits filed thereto and items incorporated therein by reference, (ii) Amrion's Quarterly Reports on Form 10-Q, including all exhibits thereto and items incorporated therein by reference, (iii) proxy statements relating to Amrion's meetings of stockholders and (iv) all other reports or registration statements (as amended or supplemented prior to the date hereof), filed by Amrion with the Securities and Exchange Commission (the "SEC") since January 1, 1995, including all exhibits thereto and items incorporated therein by reference (items (i) through (iv) being referred to as the "Amrion SEC Reports"). As of their respective dates, the Amrion SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 1995, Amrion has filed all material forms (with necessary amendments), reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, each of which complied as to form, at the time such form, report or document was filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the applicable rules and regulations thereunder.

  3.9. Financial Statements and Records of Amrion. Amrion has made available to WFM and the Merger Subsidiary true, correct and complete copies of the following financial statements (the "Amrion Financial Statements"):

    (a) the consolidated financial statements of Amrion and its subsidiaries as of December 31, 1995 and 1996 and for the years then ended, including the notes thereto, in each case examined by and accompanied by the report of BDO Seidman, LLP (collectively, the "Amrion Year-End Statements"); and

    (b) the unaudited consolidated balance sheet of Amrion and its subsidiaries as of March 31, 1997 (the "Amrion Balance Sheet"), with any notes thereto, and the related unaudited consolidated statement of income for the three months then ended (collectively, the "Amrion Quarterly Statements").

The Amrion Year-End Statements and Amrion Quarterly Statements have been prepared from, and are in accordance with, the books and records of Amrion and its subsidiaries and present fairly, in all material respects, the consolidated financial position of Amrion and Natrix as of the dates thereof and the results of operations and cash flows thereof for the periods then ended, in each case in conformity with generally accepted accounting principles, consistently applied, except as noted therein. Adequate reserves are set forth on the Amrion Year-End Statements and Amrion Quarterly Statements, and the amount of such reserves are reasonable. Since December 31, 1996, there has been no change in accounting principles applicable to, or methods of accounting utilized by, Amrion and Natrix, except as noted in the Amrion Financial Statements. The books and records of Amrion have been and are being maintained in accordance with good business practice, reflect only valid transactions, are complete and correct in all material respects and present fairly in all material respects the basis for the financial position and results of operations of Amrion and Natrix as set forth on the Amrion Year Statements and Amrion Quarterly Statements.

  3.10. Absence of Certain Changes. Since March 31, 1997, Amrion and Natrix have not, except as otherwise set forth in the Amrion SEC Reports or on
Schedule 3.10:

    (a) suffered any adverse change in the business, operations, assets, or financial condition, except as reflected on the Amrion Quarterly Statements and except for such changes that would not result in an Amrion Material Adverse Effect;

    (b) suffered any material damage or destruction to or loss of the assets of Amrion or Natrix, whether or not covered by insurance, which property or assets are material to the operations or business of Amrion and Natrix taken as a whole;

    (c) settled, forgiven, compromised, canceled, released, waived or permitted to lapse any material rights or claims other than in the ordinary course of business;

    (d) entered into or terminated any material agreement, commitment or transaction, or agreed or made any changes in material leases or agreements, other than renewals or extensions thereof and leases, agreements, transactions and commitments entered into or terminated in the ordinary course of business;

    (e) written up, written down or written off the book value of any material amount of assets other than in the ordinary course of business;

    (f) declared, paid or set aside for payment any dividend or distribution with respect to Amrion's capital stock;

    (g) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of Amrion's capital stock or securities (other than shares issued upon exercise of the Options) or any rights to acquire such capital stock or securities, or agreed to changes in the terms and conditions of any such rights outstanding as of the date of this Agreement;

    (h) increased the compensation of or paid any bonuses to any employees or contributed to any employee benefit plan, other than in accordance with established policies, practices or requirements and as provided in Section
  5.1 hereof;

    (i) entered into any employment, consulting or compensation agreement with any person or group, except for agreements which would not have an Amrion Material Adverse Effect;

    (j) entered into any collective bargaining agreement with any person or group;

    (k) entered into, adopted or amended any employee benefit plan; or

    (l) entered into any agreement to do any of the foregoing.

  3.11. No Material Undisclosed Liabilities. There are no liabilities or obligations of Amrion or Natrix of any nature, whether absolute, accrued, contingent, or otherwise, other than:

    (a) the liabilities and obligations that are reflected, accrued or reserved against on the Amrion Balance Sheet, or referred to in the footnotes to the Amrion Balance Sheet, or incurred in the ordinary course of business and consistent with past practices since March 31, 1997; or

    (b) liabilities and obligations which in the aggregate would not result in an Amrion Material Adverse Effect.

  3.12. Tax Returns; Taxes. Each of Amrion and Natrix have duly filed all U.S. federal and material state, county, local and foreign tax returns and reports required to be filed by it, including those with respect to income, payroll, property, withholding, social security, unemployment, franchise, excise and sales taxes and all such returns and reports are correct in all material respects; have either paid in full all taxes that have become due as reflected on any return or report and any interest and penalties with respect thereto or have fully accrued on its books or have established adequate reserves for all taxes payable but not yet due; and have made cash deposits with appropriate governmental authorities representing estimated payments of taxes, including income taxes and employee withholding tax obligations. No extension or waiver of any statute of limitations or time within which to file any return has been granted to or requested by Amrion or Natrix with respect to any tax. No unsatisfied deficiency, delinquency or default for any tax, assessment or governmental charge has been claimed, proposed or assessed against Amrion or Natrix, nor has Amrion or Natrix received notice of any such deficiency, delinquency or default. Amrion and Natrix have no material tax liabilities other than those reflected on the Amrion Balance Sheet and those arising in the ordinary course of business since the date thereof. Amrion will make available to WFM true, complete and correct copies of Amrion's consolidated U.S. federal tax returns for the last five years and make available such other tax returns requested by WFM. There is no dispute or claim concerning any tax liability of Amrion or any of its subsidiaries either: (a) raised by any taxing authority in writing; (b) as to which Amrion or any of its subsidiaries has received notice concerning a potential audit of any return filed by Amrion; and (c) there is no outstanding audit or pending audit of any tax return filed by Amrion.

  3.13. Material Contracts. Amrion has furnished or made available to WFM accurate and complete copies of the Material Contracts (as defined herein) applicable to Amrion or Natrix. Except as set forth on Schedule 3.13, there is not under any of the Material Contracts any existing breach, default or event of default by Amrion or Natrix nor event that with notice or lapse of time or both would constitute a breach, default or event of default by Amrion or Natrix other than breaches, defaults or events of default which would not have an Amrion Material Adverse Effect nor does Amrion know of, and Amrion has not received notice of, or made a claim with respect to, any breach or default by any other party thereto which would, severally or in the aggregate, have an Amrion Material Adverse Effect. As used herein, the term "Material Contracts" shall mean all contracts and agreements filed, or required to be filed, as exhibits to Amrion's Annual Report on Form 10-K for the year ended December 31, 1996 and any contracts and agreements entered into since December 31, 1996 which would be required to be filed as an exhibit to Amrion's Annual Report on Form 10-K for the year ending December 31, 1997.

  3.14. Litigation and Government Claims. Except as disclosed in the Amrion SEC Reports, there is no pending suit, claim, action or litigation, or administrative, arbitration or other proceeding or governmental investigation or inquiry against Amrion or Natrix to which their businesses or assets are subject which would, severally or in the aggregate, reasonably be expected to result in an Amrion Material Adverse Effect. To the knowledge of Amrion, and except as disclosed in the Amrion SEC Reports, there are no such proceedings threatened or contemplated which would, severally or in the aggregate, have an Amrion Material Adverse Effect. Neither Amrion nor Natrix is subject to any judgment, decree, injunction, rule or order of any court, or, to the knowledge of Amrion, any governmental restriction applicable to Amrion or Natrix which is reasonably likely (i) to have an Amrion Material Adverse Effect or (ii) to cause a material limitation on WFM's ability to operate the business of Amrion (as it is currently operated) after the Closing.

  3.15. Compliance With Laws. Amrion and Natrix each have all material authorizations, approvals, licenses and orders to carry on their respective businesses as they are now being conducted, to own or hold under lease the properties and assets they own or hold under lease and to perform all of their obligations under the agreements to which they are a party, except for instances which would not have a Amrion Material Adverse Effect. Amrion and Natrix have been and are, to the knowledge of Amrion, in compliance with all applicable laws (including those referenced in the Amrion SEC Reports), regulations and administrative orders of any country, state or municipality or of any subdivision of any thereof to which their respective businesses and their employment of labor or their use or occupancy of properties or any part hereof are subject, the violation of which would have a Amrion Material Adverse Effect.

  3.16. Employee Benefit Plans. Each employee benefit plan, as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of Amrion or Natrix (collectively the "Employee Plans") complies in all material respects with all applicable requirements of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), and other applicable laws. None of the Employee Plans is an employee pension benefit plan or a multiemployer plan, as such terms are defined in ERISA. Neither Amrion nor Natrix, nor any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in any "prohibited transaction," as such term is defined in the Code or ERISA, nor has any Employee Plan engaged in such prohibited transaction which could result in any taxes or penalties or other prohibited transactions, which in the aggregate could have a Amrion Material Adverse Effect.

  3.17. Employment Agreements; Labor Relations.

  (a) Schedule 3.17 sets forth a complete and accurate list of all material employee benefit or compensation plans, agreements and arrangements to which Amrion or Natrix is a party and which is not disclosed in the Amrion SEC Reports, including without limitation (i) all severance, employment, consulting or similar contracts, (ii) all material agreements and contracts with "change of control" provisions or similar provisions and (iii) all indemnification agreements or arrangements with directors or officers.

  (b) Each of Amrion and Natrix is in compliance in all material respects with all laws (including Federal and state laws) respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice. There is no unlawful employment practice discrimination charge pending before the EEOC or EEOC recognized state "referral agency." Except as would not have an Amrion Material Adverse Effect, there is no unfair labor practice charge or complaint against Amrion or Natrix pending before the National Labor Review Board. There is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Amrion, threatened against or involving or affecting Amrion or Natrix and no National Labor Review Board representation question exists respecting their respective employees. Except as would not have an Amrion Material Adverse Effect, no grievances or arbitration proceeding is pending and no written claim therefor exists. There is no collective bargaining agreement that is binding on Amrion or Natrix.

  3.18. Intellectual Property. Amrion and Natrix own or have valid, binding and enforceable rights to use all material patents, trademarks, trade names, service marks, service names, copyrights, applications therefor and licenses or other rights in respect thereof ("Intellectual Property") used or held for use in connection with the business of Amrion or Natrix, without any known conflict with the rights of others, except for such conflicts as do not have an Amrion Material Adverse Effect. Neither Amrion nor Natrix has received any notice from any other person pertaining to or challenging the right of Amrion or Natrix to use any Intellectual Property or any trade secrets, proprietary information, inventions, know-how, processes and procedures owned or used or licensed to Amrion or Natrix, except with respect to rights the loss of which, individually or in the aggregate, would not have an Amrion Material Adverse Effect.

  3.19. Title to Properties and Related Matters.

  (a) Amrion and Natrix have good and marketable title to or valid leasehold interests in their respective properties (the "Real Estate") reflected on the Amrion Balance Sheet or acquired after the date thereof (other than personal properties sold or otherwise disposed of in the ordinary course of business), and all of such properties and all assets purchased by Amrion since the date of the Amrion Balance Sheet are free and clear of any lien, claim or encumbrance, except as reflected in the Amrion Balance Sheet or notes thereto and except for:

    (i) liens for taxes, assessments or other governmental charges not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings;

    (ii) statutory liens incurred in the ordinary course of business that are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings;

    (iii) landlord liens contained in leases entered in the ordinary course of business; and

    (iv) other liens, claims or encumbrances that, in the aggregate, do not materially subtract from the value of, or materially interfere with, the present use of, the Real Estate.

Except for those assets acquired since the date of the Amrion Balance Sheet, all properties and assets material to the present operations of Amrion are owned or leased by Amrion and are reflected on the Amrion Balance Sheet and notes thereto in the manner and to the extent required by generally accepted accounting principles.

  (b) (i) Applicable zoning ordinances permit the operation of Amrion's business at the Real Estate; (ii) Amrion has all easements and rights, including easements for all utilities, services, roadways and other means of ingress and egress, necessary to operate Amrion's business at the Real Estate;
(iii) the Real Estate is not located within a flood or lakeshore erosion hazard area; and (iv) neither the whole nor any portion of the Real Estate has been condemned, requisitioned or otherwise taken by any public authority, and no notice of any such condemnation, requisition or taking has been received; except in each case where the failure of such provisions to be true and correct would not have an Amrion Material Adverse Effect. No such condemnation, requisition or taking is threatened or contemplated to Amrion's knowledge, and there are no pending public improvements which may result in special assessments against or which may otherwise materially and adversely affect the Real Estate. To the knowledge of Amrion, the Real Estate has not been used for deposit or disposal of hazardous wastes or substances in violation of any past or current law in any material respect and there is no material liability under past or current law with respect to any hazardous wastes or substances which have been deposited or disposed of on or in the Real Estate.

  (c) Amrion has received no notice of, and has no actual knowledge of, any material violation of any zoning, building, health, fire, water use or similar statute, ordinance, law, regulation or code in connection with the Real Estate.

  (d) To Amrion's actual knowledge, no hazardous or toxic material (as hereinafter defined) exists in any structure located on, or exists on or under the surface of, the Real Estate which is, in any case, in material violation of applicable environmental law. For purposes of this Agreement, "hazardous or toxic material" shall mean waste, substance, materials, smoke, gas or particulate matter designated as hazardous, toxic or dangerous under any environmental law. For purposes of this Agreement, "environmental law" shall include the Comprehensive Environmental Response Compensation and Liability Act, the Clean Air Act, the Clean Water Act and any other applicable federal, state or local environmental, health or safety law, rule or regulation relating to or imposing liability or standards concerning or in connection with hazardous, toxic or dangerous waste, substance, materials, smoke, gas or particulate matter.

  3.20. Brokers and Finders. None of Amrion, Natrix or, to Amrion's knowledge, any of their respective officers, directors and employees has employed any broker, finder or investment bank or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated hereby, except that Amrion has engaged Piper Jaffray, Inc. as its financial advisor. Other than the foregoing arrangements, Amrion is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Amrion has delivered to WFM a copy of the engagement letter between Amrion and Piper Jaffray, Inc.

  3.21. Opinion of Financial Advisor. Amrion has received the opinion of its financial advisor to the effect that, as of the date hereof, the consideration to be received by the holders of Amrion Common Stock pursuant to the Merger is fair from a financial point of view to the holders of Amrion Common Stock.

  3.22. Expenses of Amrion. Amrion has received the agreement of its attorneys, accountants and financial advisors as to the maximum fees and expenses of such firms in connection with the Merger such that the aggregate of the foregoing fees and expenses will not exceed $350,000.

                                  ARTICLE 4.

                     Representations and Warranties of WFM
                           and the Merger Subsidiary

  WFM and the Merger Subsidiary represent and warrant to Amrion that the statements contained in Article 4 are true and correct in all material respects. As used in this Article 4 and elsewhere in this Agreement, the phrase "to WFM's or the Merger Subsidiary's knowledge" or "to WFM's or the Merger Subsidiary's actual knowledge" shall mean to the knowledge of the officer of WFM or the Merger Subsidiary who has the principal responsibility for the matter being stated.

  4.1. Organization and Good Standing. Each of WFM, the Merger Subsidiary and all corporations, partnerships and other entities in which WFM owns any equity interest (the "WFM Subsidiaries" which includes the Merger Subsidiary) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. All shares of capital stock or other equity interests of each of the material WFM Subsidiaries are owned by WFM, either directly or indirectly, free and clear of all material liens, encumbrances, equities or claims.

  4.2. Foreign Qualification. WFM and each of the WFM Subsidiaries are duly qualified or licensed to do business and are in good standing as a foreign corporation in every jurisdiction where the failure so to qualify would have a material adverse effect (a "WFM Material Adverse Effect") on (a) the business, operations, assets or financial condition of WFM and the WFM Subsidiaries taken as a whole or (b) the validity or enforceability of, or the ability of WFM to perform its obligations under, this Agreement.

  4.3. Corporate Power and Authority. WFM and the WFM Subsidiaries have the corporate power and authority and all material licenses and permits to own, lease and operate their respective properties and assets and to carry on their respective businesses as currently being conducted. Each of WFM and the Merger Subsidiary has the corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Merger. The execution, delivery and performance by WFM and the Merger Subsidiary of this Agreement has been duly authorized by all necessary corporate action.

  4.4. Binding Effect. This Agreement has been duly executed and delivered by WFM and the Merger Subsidiary and is the legal, valid and binding obligations of WFM and the Merger Subsidiary, enforceable in accordance with its terms except that:

    (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights;

    (b) the availability of equitable remedies may be limited by equitable principles of general applicability; and

    (c) rights to indemnification may be limited by considerations of public policy.

  4.5. Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the consummation of the Merger and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Articles of Incorporation or Bylaws of WFM or the Merger Subsidiary, (ii) any "WFM Material Contract" (as defined in Section 4.12), including, but not limited to, the credit facility agreement dated as of December 27, 1994 by and among WFM, certain of the WFM Subsidiaries and Texas Commerce Bank National Association, as agent, and the note purchase agreement dated May 16, 1996 by and among WFM and the purchasers named therein, (iii) any judgment, decree or order of any court or governmental authority or agency to which WFM or any of the WFM Subsidiaries is a party or by which WFM or any of the WFM Subsidiaries or any of their respective properties is bound, or (iv) any statute, law, regulation or rule applicable to WFM or any of the WFM Subsidiaries other than such violations, conflicts, breaches or defaults as would not have a WFM Material Adverse Effect. Except for the filing of the Articles of Merger with the Secretary of State of Colorado, compliance with the applicable requirements of the HSR Act, the Securities Act, the Exchange Act and applicable state securities laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to WFM or the WFM Subsidiaries is required in connection with the execution, delivery or performance of this Agreement by WFM or the consummation of the transactions contemplated hereby.

  4.6. Capitalization of WFM.

  (a) The authorized capital stock of WFM consists of 50,000,000 shares of WFM Common Stock, no par value, and 5,000,000 shares of preferred stock, $0.01 par value. As of the date hereof, there are (i) approximately 19,612,000 shares of WFM Common Stock outstanding, (ii) no shares of the Preferred Stock outstanding and (iii) 2,119,185 shares reserved for issuance upon the exercise of outstanding options under WFM's Team Member Stock Option Plan (the "WFM Options" and "WFM Option Plans," respectively). All of the issued and outstanding shares of WFM Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

  (b) All of the issued and outstanding shares of WFM Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

  (c) The shares of WFM Common Stock to be issued in the Merger will be duly authorized and validly issued and will be fully paid, nonassessable shares of WFM Common Stock free of preemptive rights.

  (d) To WFM's knowledge, there are no voting trusts, stockholder agreements or other voting arrangements by the stockholders of WFM.

  (e) Except as set forth in subsection (a) above, there is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating WFM or its subsidiaries to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of WFM.

  4.7. WFM SEC Reports. WFM has made available to Amrion (i) WFM's Annual Reports on Form 10-K, including all exhibits filed thereto and items incorporated therein by reference, (ii) WFM's Quarterly Reports on Form 10-Q, including all exhibits thereto and items incorporated therein by reference,
(iii) proxy statements relating to WFM's meetings of stockholders and (iv) all other reports or registration statements (as amended or supplemented prior to the date hereof), filed by WFM with the SEC since January 1, 1995, including all exhibits thereto and items incorporated therein by reference (items (i) through (iv) being referred to as the "WFM SEC Reports"). As of their respective dates, WFM SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 1995, WFM has filed all material forms (and necessary amendments), reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, each of which complied as to form, at the time such form, report or document was filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the applicable rules and regulations thereunder.

  4.8. Financial Statements and Records of WFM. WFM has made available to Amrion true, correct and complete copies of the following financial statements (the "WFM Financial Statements"):

    (a) the consolidated balance sheets of WFM and its consolidated subsidiaries as of September 24, 1995 and September 29, 1996, and the consolidated statements of income, stockholders' equity and cash flows for the fiscal years then ended, including the notes thereto, in each case examined by and accompanied by the report of KPMG Peat Marwick LLP; and

    (b) the unaudited balance sheet of WFM as of January 19, 1997 (the "WFM Balance Sheet"), with any notes thereto, and the related unaudited statement of income for the fiscal quarter then ended (collectively, the "WFM Quarterly Statements").

The WFM Financial Statements present fairly, in all material respects, the financial position of WFM as of the dates thereof and the results of operations and changes in financial position thereof for the periods then ended, in each case in conformity with generally accepted accounting principles, consistently applied, except as noted therein. Since January 19, 1997, there has been no change in accounting principles applicable to, or methods of accounting utilized by, WFM, except as noted in the WFM Financial Statements. The books and records of WFM have been and are being maintained in accordance with good business practice, reflect only valid transactions, are complete and correct in all material respects, and present fairly in all material respects the basis for the financial position and results of operations of WFM set forth in the WFM Financial Statements.

  4.9. Absence of Certain Changes. Since January 19, 1997, WFM has not, except as otherwise set forth in the WFM SEC Reports or on Schedule 4.9:

    (a) suffered any adverse change in the business, operations, assets, or financial condition except for such changes that would not have a WFM Material Adverse Effect;

    (b) suffered any material damage or destruction to or loss of the assets of WFM or any of the WFM Subsidiaries, whether or not covered by insurance, which property or assets are material to the operations or business of WFM and its subsidiaries taken as a whole;

    (c) settled, forgiven, compromised, canceled, released, waived or permitted to lapse any material rights or claims other than in the ordinary course of business;

    (d) entered into or terminated any material agreement, commitment or transaction, or agreed or made any changes in material leases or agreements, other than renewals or extensions thereof and leases, agreements, transactions and commitments entered into or terminated in the ordinary course of business;

    (e) written up, written down or written off the book value of any material amount of assets other than in the ordinary course of business;

    (f) declared, paid or set aside for payment any dividend or distribution with respect to WFM's capital stock;

    (g) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of WFM's capital stock or securities (other than shares issued upon exercise of the WFM Options) or any rights to acquire such capital stock or securities, or agreed to changes in the terms and conditions of any such rights outstanding as of the date of this Agreement;

    (h) increased the compensation of or paid any bonuses to any employees or contributed to any employee benefit plan, other than in accordance with established policies, practices or requirements and as provided in Section
  5.2 hereof;

    (i) entered into any employment, consulting or compensation agreement with any person or group, except for agreements which would not have a WFM Material Adverse Effect;

    (j) entered into any collective bargaining agreement with any person or group;

    (k) entered into, adopted or amended any employee benefit plan; or

    (l) entered into any agreement to do any of the foregoing.

  4.10. No Material Undisclosed Liabilities. There are no liabilities or obligations of WFM and its consolidated subsidiaries of any nature, whether absolute, accrued, contingent, or otherwise, other than:

    (a) liabilities and obligations that are reflected, accrued or reserved against on the WFM Balance Sheet or referred to in the footnotes to the WFM Balance Sheet, or incurred in the ordinary course of business and consistent with past practices since January 19, 1997; or

    (b) liabilities and obligations which in the aggregate would not result in a WFM Material Effect.

  4.11. Tax Returns; Taxes. Each of WFM and the WFM Subsidiaries have duly filed all U.S. federal and material state, county, local and foreign tax returns and reports required to be filed by it, including those with respect to income, payroll, property, withholding, social security, unemployment, franchise, excise and sales taxes and all such returns and reports are correct in all material respects; have either paid in full all taxes that have become due as reflected on any return or report and any interest and penalties with respect thereto or have fully accrued on its books or have established adequate reserves for all taxes payable but not yet due; and have made cash deposits with appropriate governmental authorities representing estimated payments of taxes, including income taxes and employee withholding tax obligations. No extension or waiver of any statute of limitations or time within which to file any return has been granted to or requested by WFM or the WFM Subsidiaries with respect to any tax. No unsatisfied deficiency, delinquency or default for any tax, assessment or governmental charge has been claimed, proposed or assessed against WFM or the WFM Subsidiaries, nor has WFM or the WFM Subsidiaries received notice of any such deficiency, delinquency or default. WFM and the WFM Subsidiaries have no material tax liabilities other than those reflected on the WFM Balance Sheet and those arising in the ordinary course of business since the date thereof. WFM will make available to Amrion true, complete and correct copies of WFM's consolidated U.S. federal tax returns for the last five years and make available such other tax returns requested by Amrion. There is no dispute or claim concerning any material tax liability of WFM or any of its subsidiaries either: (a) raised by any taxing authority in writing; (b) as to which WFM or any of its subsidiaries has received notice concerning a potential audit of any return filed by WFM; and
(c) there is no outstanding audit or pending audit of any tax return filed by WFM.

  4.12. Material Contracts. WFM has furnished or made available to Amrion accurate and complete copies of the WFM Material Contracts (as defined herein) applicable to WFM or any of the WFM Subsidiaries. There is not under any of the WFM Material Contracts any existing breach, default or event of default by WFM or any of the WFM Subsidiaries nor event that with notice or lapse of time or both would constitute a breach, default or event of default by WFM or any of the WFM Subsidiaries other than breaches, defaults or events of default which would not have a WFM Material Adverse Effect nor does WFM know of, and WFM has not received notice of, or made a claim with respect to, any breach or default by any other party thereto which would, severally or in the aggregate, have a WFM Material Adverse Effect. As used herein, the term "WFM Material Contracts" shall mean all contracts and agreements filed, or required to be filed, as exhibits to WFM's Annual Report on Form 10-K for the year ended September 29, 1996 and any contracts and agreements entered into since September 29, 1996 which would be required to be filed or incorporated by reference therein as an exhibit to WFM's Annual Report on Form 10-K for the year ending September 28, 1997.

  4.13. Litigation and Government Claims. Except as disclosed in the WFM SEC Reports, there is no pending suit, claim, action or litigation, or administrative, arbitration or other proceeding or governmental investigation or inquiry against WFM or the WFM Subsidiaries to which their businesses or assets are subject which would, severally or in the aggregate, reasonably be expected to result in a WFM Material Adverse Effect. To the knowledge of WFM, there are no such proceedings threatened or contemplated which would, severally or in the aggregate, have a WFM Material Adverse Effect. Neither WFM nor any WFM Subsidiary is subject to any judgment, decree, injunction, rule or order of any court, or, to the knowledge of WFM, any governmental restriction applicable to WFM or any WFM Subsidiary which is reasonably likely to have a WFM Material Adverse Effect.

  4.14. Compliance with Laws. WFM and the WFM Subsidiaries each have all material authorizations, approvals, licenses and orders to carry on their respective businesses as they are now being conducted, to own or hold under lease the properties or assets they own or hold under lease and to perform all of their obligations under the agreements to which they are a party, except for instances which would not have a WFM Material Adverse Effect. WFM and the WFM Subsidiaries have been and are, to the knowledge of WFM, in compliance with all applicable laws (including those referenced in the WFM SEC Reports), regulations and administrative orders of any country, state or municipality or any subdivision of any thereof to which their respective businesses and their employment of labor or their use or occupancy of properties or any part hereof are subject, the violation of which would have a WFM Material Adverse Effect.

  4.15. Employment Agreements; Labor Relations. Each of WFM and the WFM Subsidiaries is in compliance in all material respects with all laws (including Federal and state laws) respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice. There is no unlawful employment practice discrimination charge pending before the EEOC or EEOC recognized state "referral agency." Except as would not have a WFM Material Adverse Effect, there is no unfair labor practice charge or complaint against WFM or any of the WFM Subsidiaries pending before the National Labor Review Board. There is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of WFM, threatened against or involving or affecting WFM or any of the WFM Subsidiaries and no National Labor Review Board representation question exists respecting their respective employees. Except as would not have a WFM Material Adverse Effect, no grievances or arbitration proceeding is pending and no written claim therefor exists. There is no collective bargaining agreement that is binding on WFM or any of the WFM Subsidiaries.

  4.16. WFM Employee Benefit Plans. Each employee benefit plan, as such term is defined in Section 3(3) of ERISA, of WFM and the WFM Subsidiaries (collectively the "WFM Employee Plans") complies in all material respects with all applicable requirements of ERISA, the Code and other applicable laws. None of the WFM Employee Plans is an employee pension benefit plan or a multiemployer plan, as such terms are defined in ERISA. Neither WFM nor any of the WFM Subsidiaries nor any of their respective directors, officers, employees or agents has, with respect to any WFM Employee Plan, engaged in any "prohibited transaction," as such term is defined in the Code or ERISA, nor has any WFM Employee Plan engaged in such prohibited transaction which could result in any taxes or penalties or other prohibited transactions, which in the aggregate could have a WFM Material Adverse Effect.

  4.17. Intellectual Property. WFM and the WFM Subsidiaries own or have valid, binding and enforceable rights to use all material patents, trademarks, trade names, service marks, service names, copyrights, applications therefor and licenses or other rights in respect thereof ("WFM Intellectual Property") used or held for use in connection with the business of WFM or the WFM Subsidiaries, without any known conflict with the rights of others, except for such conflicts as do not have a WFM Material Adverse Effect. Neither WFM nor any of the WFM Subsidiaries has received any notice from any other person pertaining to or challenging the right of WFM or any of the WFM Subsidiaries to use any WFM Intellectual Property or any trade secrets, proprietary information, inventions, know-how, processes and procedures owned or used or licensed to WFM or the WFM Subsidiaries, except with respect to rights the loss of which, individually or in the aggregate, would not have a WFM Material Adverse Effect.

  4.18. Use and Condition of Stores.

  (a) (i) Applicable zoning ordinances permit the operation of WFM's business as currently conducted at its store locations or the operation of WFM's business at its stores is a prior non-conforming use; (ii) WFM and the WFM Subsidiaries have all easements and rights, including easements for all utilities, services, roadways and other means of ingress or egress, material to the operation of their business as currently conducted; and (iii) neither the whole nor any portion of the real property on which such stores are located has been condemned, requisitioned or otherwise taken by any public authority, and no notice of any such condemnation, requisition or taking has been received by WFM or the WFM Subsidiaries. No such condemnation, requisition or taking is threatened or contemplated to WFM's actual knowledge, and there are no pending public improvements which may result in special assessments against or which may otherwise materially and adversely affect WFM's stores. To the actual knowledge of WFM, none of such store locations has been used for deposit or disposal of hazardous wastes or substances in violation of any past or current law in any material respect and there is no material liability under past or current law with respect to any hazardous wastes or substances which have been deposited or disposed of on or in such store locations.

  (b) WFM has received no notice of, and has no actual knowledge of, any material violation of any zoning, building, health, fire, water use or similar statute, ordinance, law, regulation or code in connection with any store location of WFM or the WFM Subsidiaries.

  (c) To WFM's actual knowledge, WFM and the WFM Subsidiaries are in compliance with all applicable federal, state and local laws relating to emissions, discharges and releases of hazardous or toxic materials into the environment, except as would not cause a WFM Material Adverse Effect. To WFM's actual knowledge, no hazardous or toxic material (as hereinafter defined) exists in any structure located on, or exists on or under the surface of, any real property owned or operated by WFM or the WFM Subsidiaries which is, in any case, in material violation of applicable environmental law. For purposes of this Section, "hazardous or toxic material" shall mean waste, substance, materials, smoke, gas or particulate matter designated as hazardous, toxic or dangerous under any applicable environmental law. For purposes of this section, "environmental law" shall include the Comprehensive Environmental Response Compensation and Liability Act, the Clear Air Act, the Clean Water Act and any other applicable federal, state or local environmental, health or safety law, rule or regulation relating to or imposing liability or standards concerning or in connection with hazardous, toxic or dangerous waste, substance, materials, smoke, gas or particulate matter.

  4.19. Nasdaq Fees. WFM has paid all fees due and owing to Nasdaq with respect to WFM common stock on the NMS and WFM will pay all such fees arising out of the issuance of any shares of WFM common stock in connection with transactions contemplated hereby.

  4.20. Opinions of Financial Advisors. WFM has received the opinions of Robertson, Stephens & Company and Adams, Harkness & Hill, Inc. to the effect that, as of the date hereof, the consideration to be paid by WFM to the holders of Amrion Common Stock pursuant to the Merger is fair to WFM from a financial point of view.

                                  ARTICLE 5.

                       Certain Covenants and Agreements

  5.1. Conduct of Business by Amrion. From the date hereof to the Effective Date, Amrion will, and will cause Natrix to, except as required in connection with the Merger and the other transactions contemplated by this Agreement and except as otherwise disclosed on the schedules hereto or consented to in writing by WFM:

    (a) carry on its business in the ordinary and regular course in substantially the same manner as heretofore conducted and not engage in any new line of business or enter into any material agreement, transaction or activity or make any material commitment except those in the ordinary and regular course of business and not otherwise prohibited under this Section 5.1;

    (b) neither change nor amend its Articles of Incorporation or Bylaws (in the case of Amrion) or Articles of Organization or Operating Agreement (in the case of Natrix);

    (c) except as set forth on Schedule 5.1(c), not issue or sell shares of capital stock of Amrion (other than upon the exercise of Options) or issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any of the capital stock of Amrion or membership interests of Natrix or rights or obligations convertible into or exchangeable for any shares of the capital stock of Amrion or membership interests of Natrix and not alter the terms of any presently outstanding options or the Option Plans or make any changes (by split-up, combination, reorganization or otherwise) in the capital structure of Amrion or Natrix;

    (d) not declare, pay or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of Amrion and not redeem, purchase or otherwise acquire any shares of the capital stock or other securities of Amrion or Natrix or rights or obligations convertible into or exchangeable for any shares of the capital stock or other securities of Amrion or Natrix or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing;

    (e) not acquire or enter into any agreement to acquire, by merger, consolidation or purchase of stock or assets, any business or entity;

    (f) use its reasonable efforts to preserve intact the corporate existence, goodwill and business organization of Amrion and Natrix, to keep the officers and employees of Amrion and Natrix available to Amrion and to preserve the relationships of Amrion and Natrix with suppliers, customers and others having business relations with any of them, except for such instances which would not have an Amrion Material Adverse Effect;

    (g) not (i) create, incur or assume any debt or create, incur or assume any short-term debt for borrowed money, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than Natrix except in the ordinary course of business, (iii) make any loans or advances to any other person other than Natrix, except in the ordinary course of business and consistent with past practice, or (iv) make any capital contributions to, or investments in, any person other than Natrix except in the ordinary course of business; provided, however, that the aggregate amount of all of the liabilities, obligations, loans, contributions, investments and other actions described in (i) through (iv) above that would otherwise be permitted hereunder shall not in the aggregate exceed $1,000,000 at the time of the Closing;

    (h) except as set forth on Schedule 5.1(h), not (i) enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with officers and directors, (ii) grant any increase in the compensation of officers or directors, whether now or hereafter payable or
  (iii) grant any increase in the compensation of any other employees except for compensation increases in the ordinary course of business and consistent with past practice (it being understood by the parties hereto that for the purposes of (ii) and (iii) above increases in compensation shall include any increase pursuant to any option, bonus, stock purchase, pension, profit-sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment), except that Amrion may pay "welcome bonuses" not exceeding $100,000 in the aggregate to key employees as determined by the chief executive officer of Amrion to ensure the continued employment of such persons through the Effective Date;

    (i) except as set forth on Schedule 5.1(i), not make or incur (other than in the ordinary course of business) any individual capital expenditure in excess of $200,000 or capital expenditures in the aggregate in excess of $1,000,000 without the prior approval of WFM (as used herein, "capital expenditure" shall mean all payments in respect of the cost of any fixed asset or improvement or replacement, substitution or addition thereto which has a useful life of more than one year, including those costs arising in connection with the acquisition of such assets by way of increased product or service charges or offset items or in connection with capital leases);

    (j) except in instances which would not have an Amrion Material Adverse Effect, perform all of its obligations under all Material Contracts (except those being contested in good faith) and not enter into, assume or amend any contract or commitment that would be a Material Contract other than contracts to provide services entered into in the ordinary course of business; and

    (k) except in instances which would not have an Amrion Material Adverse Effect, prepare and file all federal, state, local and foreign returns for taxes and other tax reports, filings and amendments thereto required to be filed by it, and allow WFM, at its request, to review all such returns, reports, filings and amendments at Amrion's offices prior to the filing thereof, which review shall not interfere with the timely filing of such returns.

  In connection with the continued operation of the business of Amrion and Natrix between the date of this Agreement and the Effective Date, Amrion shall confer in good faith and on a regular and frequent basis with one or more representatives of WFM designated in writing to report operational matters of materiality and the general status of ongoing operations. In addition, Amrion will allow WFM employees and agents to be present at Amrion's business locations to observe the business and operations of Amrion and Natrix. Amrion acknowledges that WFM does not and will not waive any rights it may have under this Agreement as a result of such consultations nor shall WFM be responsible for any decisions made by Amrion's officers and directors with respect to matters which are the subject of such consultation.

  5.2. Conduct of Business by WFM. From the date hereof to the Effective Date, WFM will, and will cause the Merger Subsidiary and each of the WFM Subsidiaries to, except as required in connection with the Merger and the other transactions contemplated by this Agreement and except as otherwise disclosed in the schedules hereto or consented to in writing by Amrion:

    (a) Carry on its businesses in the ordinary and regular course in substantially the same manner as heretofore conducted and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment except in the ordinary and regular course of business and not otherwise prohibited under this Section 5.2;

    (b) Neither change nor amend its Articles of Incorporation or Bylaws;

    (c) Not make any adverse changes (by split-up, combination, reorganization or otherwise) in the capital structure of WFM, Merger Subsidiary or any of the WFM Subsidiaries;

    (d) Not declare, pay or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of WFM and not redeem, purchase or otherwise acquire any shares of the capital stock or other securities of WFM or any of the WFM Subsidiaries, or rights or obligations convertible into or exchangeable for any shares of the capital stock or other securities of WFM, Merger Subsidiary or any of the WFM Subsidiaries or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing;

    (e) Not acquire or enter into any agreement to acquire, by merger, consolidation or purchase of stock or assets, any business or entity which would have a WFM Material Adverse Effect; and

    (f) Use its reasonable efforts to preserve intact the corporate existence, goodwill and business organization of WFM and the WFM Subsidiaries, to keep the officers and employees of WFM and the WFM

  Subsidiaries available to WFM and to preserve the relationships of WFM and the WFM Subsidiaries with suppliers, customers and others having business relations with any of them, except for such instances which would not have a WFM Material Adverse Effect;

  5.3. Notice of any Material Change. Each of Amrion and WFM shall, promptly after the first notice or occurrence thereof but not later than the Closing Date, advise the other in writing of any event or the existence of any state of facts that (i) would make any of its representations and warranties in this Agreement untrue in any material respect, or (ii) would otherwise constitute either an Amrion Material Adverse Effect or a WFM Material Adverse Effect.

  5.4. Inspection and Access to Information.

  (a) Between the date of this Agreement and the Effective Date, Amrion will, and will cause Natrix to, provide to the Merger Subsidiary and WFM and their accountants, counsel and other authorized representatives reasonable access, during normal business hours to its premises, properties, contracts, commitments, books, records and other information (including tax returns filed and those in preparation) and will cause its officers to furnish to WFM and the Merger Subsidiary and their authorized representatives such financial, technical and operating data and other information pertaining to its business, as the Merger Subsidiary and WFM shall from time to time reasonably request.

  (b) Between the date of this Agreement and the Effective Date, WFM will, and will cause each of the WFM Subsidiaries to, provide to Amrion and its accountants, counsel and other authorized representatives reasonable access, during normal business hours to its premises, properties, contracts, commitments, books, records and other information (including tax returns filed and those in preparation) and will cause its officers to furnish to Amrion and its authorized representatives such financial, technical and operating data and other information pertaining to its business, as Amrion shall from time to time reasonably request.

  (c) Each of the parties hereto and their respective representatives shall maintain the confidentiality of all information (other than information which is generally available to the public) concerning the other parties hereto acquired pursuant to the transactions contemplated hereby in the event that the Merger is not consummated. Each of the parties hereto and their representatives shall not use such information so obtained to the detriment or competitive disadvantage of the other party hereto. All files, records, documents, information, data and similar items relating to the confidential information of Amrion, whether prepared by WFM or otherwise coming into WFM's possession, shall remain the exclusive property of Amrion and shall be promptly delivered to Amrion upon termination of this Agreement. All files, records, documents, information, data and similar items relating to the confidential information of WFM, whether prepared by Amrion or otherwise coming into Amrion's possession, shall remain the exclusive property of WFM and shall be promptly delivered to WFM upon termination of this Agreement.

  5.5. Antitrust Laws. As soon as practicable but in no event later than 15 days from the date hereof, each of WFM and Amrion shall make any and all filings which are required under the HSR Act. Each of WFM and Amrion will assist the other as may be reasonably requested in connection with the preparation of such filings. WFM will pay the applicable filing fees required to be paid under the HSR Act.

  5.6. Registration Statement and Proxy Statement.

  (a) WFM and Amrion shall promptly prepare and WFM shall file a registration statement on Form S-4 (which registration statement, in the form it is declared effective by the SEC, together with any and all amendments and supplements thereto and all information incorporated by reference therein, is referred to herein as the "Registration Statement") under and pursuant to the provisions of the Securities Act for the purpose of registering WFM Common Stock to be issued in the Merger, a portion of which Registration Statement shall also serve as the joint proxy statement with respect to the meetings of the stockholders of WFM and Amrion in connection with the Merger (the "Proxy Statement"). WFM will use its best efforts to receive and respond to the comments of the SEC and to have the Registration Statement declared effective as promptly as practicable, and each of WFM and Amrion shall promptly mail to its stockholders the Proxy Statement in its definitive form contained in the Registration Statement. Such Proxy Statement shall also serve as the prospectus to be included in the Registration Statement.

  (b) Each of WFM and Amrion agrees to provide as promptly as practicable to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the other party, may be required or appropriate for inclusion in the Registration Statement and the Proxy Statement or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Registration Statement and the Proxy Statement.

  (c) At the time the Registration Statement becomes effective and at the Effective Date, as such Registration Statement is then amended or supplemented, at the time the Proxy Statement is mailed to each of WFM's and Amrion's stockholders, such Registration Statement and Proxy Statement will
(i) not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein as necessary, in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary and (ii) comply in all material respects with the provisions of the Securities Act and Exchange Act, as applicable, and the rules and regulations thereunder; provided, however, no representation is made by WFM or Amrion with respect to statements made in the Registration Statement and Proxy Statement based on information supplied by the other party expressly for inclusion or incorporation by reference in the Proxy Statement or Registration Statement or information omitted with respect to the other party.

  5.7. Stockholders' Meeting. Each of WFM and Amrion will take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. The Board of Directors of each of WFM and Amrion shall recommend such approval and WFM and Amrion shall each take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement /Prospectus. WFM and Amrion shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day.

  5.8. Listing Application. WFM will file a listing application with the NMS to approve for listing, subject to official notice of issuance, the shares of WFM Common Stock to be issued in the Merger. WFM shall use its reasonable efforts to cause the shares of WFM Common Stock to be issued in the Merger to be approved for listing on the NMS, subject to official notice of issuance, prior to the Effective Date.

  5.9. Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, the parties hereby shall each use their reasonable efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things reasonably necessary, proper or advisable under applicable law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the Merger and the other transactions contemplated herein to be carried out promptly in accordance with the terms hereof. The parties agree to use their reasonable best efforts to consummate the transactions contemplated hereby by September 15, 1997. The parties shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including without limitation:

    (a) Amrion and WFM shall promptly make their respective filings and submissions and shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to (i) comply with the provisions of the HSR Act, and (ii) obtain any other required approval of any other federal, state or local governmental agency or regulatory body with jurisdiction over the transactions contemplated by this Agreement.

    (b) In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person is commenced which questions the validity or legality of the Merger or any of the other transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

    (c) Each party shall give prompt written notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of Amrion or WFM, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Date or that will or may result in the failure to satisfy the conditions specified in Article 6 or 7 and (ii) any failure of Amrion or WFM, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

  5.10. Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement or the Merger to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance (unless WFM or Amrion is advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law or applicable NMS rule and then only after making a reasonable attempt to comply with the provisions of this Section).

  5.11. No Solicitations. From the date hereof until the Effective Date or until this Agreement is terminated or abandoned as provided in this Agreement, neither Amrion nor Natrix shall directly or indirectly (i) solicit or initiate discussion with or (ii) enter into negotiations or agreements with, or furnish any information to, any corporation, partnership, person or other entity or group (other than WFM, an affiliate of WFM or their authorized representatives pursuant to this Agreement) concerning any proposal for a merger, sale of substantial assets, sale of shares of stock or securities or other takeover or business combination transaction (the "Acquisition Proposal") involving Amrion or Natrix, and Amrion will instruct its officers, directors, advisors and its financial and legal representatives and consultants not to take any action contrary to the foregoing provisions of this sentence; provided, however, that Amrion, Natrix, their officers, directors, advisors and their financial and legal representatives and consultants will not be prohibited from taking any action described in (ii) above to the extent such action is taken by, or upon the authority of, the Board of Directors of Amrion in the exercise of good faith judgment as to its fiduciary duties to the shareholders of Amrion, which judgment is based upon the advice of independent, outside legal counsel that a failure of the Board of Directors of Amrion to take such action would be likely to constitute a breach of its fiduciary duties to such shareholders. Amrion will notify WFM promptly if Amrion becomes aware that any inquiries or proposals are received by, any information is requested from or any negotiations or discussions are sought to be initiated with, Amrion with respect to an Acquisition Proposal, and Amrion shall promptly deliver to WFM any written inquiries or proposals received by Amrion relating to an Acquisition Proposal.

  5.12. WFM Board of Directors. WFM's Board of Directors shall to the extent requested by Mark S. Crossen ("Crossen") at the first scheduled meeting of the WFM Board of Directors following the Effective Date take all action necessary to cause the Board of Directors of WFM to be increased by one director and shall take all such action necessary to cause Crossen to be elected as a director of WFM for a term expiring at the first annual meeting of stockholders of WFM following the Effective Date and to nominate such person for re-election at each subsequent annual meeting so long as he continues to beneficially own at least one-third of the shares of the WFM Common Stock received by him pursuant to the Merger, including shares underlying any options exercisable for WFM Common Stock assumed by WFM pursuant to the Merger.

  5.13. Pooling. From and after the date hereof and until the Effective Date, neither WFM nor Amrion nor any of their respective subsidiaries or other affiliates shall (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of the Merger as a "pooling of interest" for accounting purposes or (ii) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a)(2)(E) of the Code.

  5.14. Employee Benefits. As of the Effective Date, WFM or its subsidiaries shall employ all of the employees of Amrion as of the Effective Date (the "Transferred Employees") and, to the extent one or more of the Amrion benefit plans is terminated, shall make available to the Transferred Employees the corresponding employee benefit plan(s) maintained by WFM for its Team Members (the "WFM Plans") in accordance with their terms. To the extent permitted by the terms of the WFM Plans, WFM will (i) waive all deductibles, waiting periods and limitations with respect to pre-existing conditions and other conditions applicable to employees of Amrion and its subsidiaries under the WFM Plans, and (ii) grant full past service credit (including credit for eligibility, benefit accrual and for vesting) to the Transferred Employees for service with Amrion and its affiliates and predecessors under any and all of the WFM Plans, including but not limited to bonus, severance, and similar employment policies. WFM will also grant the Transferred Employees a right to a 20% discount at WFM's planned Boulder, Colorado store. Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will entitle any employee, including but not limited to, Transferred Employees, to any other severance benefits nor will it accelerate compensation due any such Transferred Employee as of the Effective Date. Subject to the foregoing, WFM shall have the right in the good faith exercise of operations and managerial discretion to make changes or cause changes to be made after the Effective Date in compensation, benefits and other terms of employment and to terminate any such employee.

                                  ARTICLE 6.

                 Conditions Precedent to Obligations of Amrion

  Except as may be waived by Amrion, the obligations of Amrion to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or before the Closing Date of each of the following conditions:

  6.1. Compliance. WFM shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants and conditions of this Agreement to be complied with or performed by WFM on or before the Closing Date.

  6.2. Representations and Warranties. All of the representations and warranties made by WFM in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except that if information which would constitute a breach of the representations and warranties of WFM made in this Agreement is disclosed in the Proxy Statement and if Amrion has consented to such disclosure, then Amrion shall be deemed to have waived this condition to the performance of its obligations hereunder solely with respect to the matter disclosed; provided, however, that notwithstanding anything herein to the contrary, this Section
6.2 shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of any of the representations or warranties to be so true and correct would have or would be reasonably likely to have a WFM Material Adverse Effect.

  6.3. Material Adverse Changes. Subsequent to March 31, 1997, there shall have occurred no WFM Material Adverse Effect other than any such change that affects both WFM and Amrion in a substantially similar manner; provided, however, if such WFM Material Adverse Change is disclosed in the Proxy Statement (to the extent Amrion consented to such disclosure) on the date such Proxy Statement is mailed to Amrion's stockholders, then Amrion shall be deemed to have waived this condition to the performance of its obligations hereunder solely with respect to the matter disclosed.

  6.4. NMS Listing. WFM Common Stock issuable pursuant to the Merger and pursuant to the exercise of the Options after the Effective Date shall have been authorized for listing on the NMS.

  6.5. Certificates. Amrion shall have received a certificate or certificates, executed on behalf of WFM by an executive officer of WFM, to the effect that the conditions contained in Sections 6.1, 6.2 and 6.3 hereof have been satisfied.

  6.6. Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of all of the outstanding shares (as of the "record date" set forth in the Proxy Statement) of Amrion Common Stock.

  6.7. Effectiveness of Registration Statement. The Registration Statement shall have become effective and no stop order shall been issued by the SEC or any other governmental authority suspending the effectiveness of the Registration Statement or preventing or suspending the use thereof or any related prospectus.

  6.8. Consents; Litigation. Other than the filing of Articles of Merger as described in Article 1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods (including the waiting period under the HSR Act) imposed by any governmental entity, and all required third-party consents, the failure to obtain which would have a WFM Material Adverse Effect, shall have been obtained, including written confirmation reasonably acceptable to Amrion from WFM's senior lender and the purchasers of certain notes pursuant to the note purchase agreement dated May 16, 1996 that the consummation of the Merger does not require the consent of such lenders and note purchasers. In addition, no preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Merger and the transactions contemplated by this Agreement and which is in effect at the Effective Date.

  6.9. Employment and Non-Competition Agreements. The Employment and Non-Competition Agreements, in the forms of Exhibits B1 and B2 hereto, between WFM and each of Crossen and Jeffrey S. Williams ("Williams"), shall be executed and delivered by the parties thereto.

  6.10. Registration Rights Agreement. The Registration Rights Agreement, in the form of Exhibit C hereto, by and among Crossen, Williams and WFM, will be in full force and effect as of the Closing Date.

                                  ARTICLE 7.

     Conditions Precedent to obligations of WFM and the Merger Subsidiary

  Except as may be waived by WFM and the Merger Subsidiary, the obligations of WFM and the Merger Subsidiary to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

  7.1. Compliance. Amrion shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants, and conditions of this Agreement to be complied with or performed by it on or before the Closing Date.

  7.2. Representations and Warranties. All of the representations and warranties made by Amrion in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except that if information which would constitute a breach of the representations and warranties of Amrion made in this Agreement is disclosed in the Proxy Statement and if WFM has consented to such disclosure, then WFM shall be deemed to have waived this condition to the performance of its obligations hereunder solely with respect to the matter disclosed; provided, however, that notwithstanding anything herein to the contrary, this Section
7.2 shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of any of the representations or warranties to be so true and correct would have or would be reasonably likely to have an Amrion Material Adverse Effect.

  7.3. Material Adverse Changes. Since March 31, 1997, except as set forth in this Agreement or on the schedules hereto, there shall have occurred no Amrion Material Adverse Effect other than any such change that affects both WFM and Amrion in a substantially similar manner; provided, however, if such change is disclosed in the Proxy Statement (to the extent WFM consented to such disclosure) on the date such Proxy Statement is mailed to WFM's stockholders, then WFM shall be deemed to have waived this condition to the performance of its obligations hereunder solely with respect to the matter disclosed.

  7.4. Certificates. WFM shall have received a certificate or certificates, executed on behalf of Amrion by an executive officer of Amrion, to the effect that the conditions in Sections 7.1, 7.2 and 7.3 hereof have been satisfied.

  7.5. Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the shares of WFM Common Stock represented at the Special Meeting of WFM shareholders at which a quorum is obtained.

  7.6. Effectiveness of Registration Statement. The Registration Statement shall have become effective and no stop order shall been issued by the SEC or any other governmental authority suspending the effectiveness of the Registration Statement or preventing or suspending the use thereof or any related prospectus.

  7.7. Consents; Litigation. Other than the filing of the Articles of Merger as described in Article 1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods (including the waiting period under the HSR Act) imposed by, any governmental entity, and all required third-party consents, the failure to obtain which would have an Amrion Material Adverse Effect or a WFM Material Effect, shall have been obtained. In addition, no preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Merger and the transactions contemplated by this Agreement and which is in effect at the Effective Date.

  7.8. Voting Agreement. The Voting Agreement between WFM and Amrion's directors and executive officers in the form of Exhibit A, will be in full force and effect as of the Closing Date, and no default shall have occurred thereunder.

  7.9. Employment and Non-Competition Agreements. The Employment and Non-Competition Agreements, in the form of Exhibit B hereto, between WFM and each of Crossen and Williams, shall be executed and delivered by the parties thereto.

  7.10. Receipt of Pooling Letter. WFM shall have received a letter from KPMG Peat Marwick LLP, dated the Effective Date and addressed to WFM, stating substantially to the effect that, based on such firm's review of this Agreement and the other procedures set forth in such letter, such firm concurs that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board.

  7.11. Comfort Letters. WFM shall have received from BDO Seidman, LLP, independent auditors for Amrion, a letter to the effect that Amrion qualifies as an entity such that the Merger will qualify as a "pooling of interests" transaction under generally accepted accounting principles.

                                  ARTICLE 8.

              Indemnification; Directors' and Officers' Insurance

  8.1. Indemnification. In the event of any threatened or actual claim, action, suit, proceeding or investigation (including any claims regarding securities law matters), whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any of the present or former officers or directors (the "Managers") of Amrion or Natrix is, or is threatened to be, made a party by reason of the fact that he or she is or was a stockholder, director, officer, employee or agent of Amrion or Natrix, or is or was serving at the request of Amrion or Natrix as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether before or after the Effective Date, Amrion shall indemnify and hold harmless, and from and after the Effective Date each of the Surviving Corporation and WFM shall indemnify and hold harmless, as and to the full extent permitted by applicable law (including by advancing expenses promptly as statements therefor are received), each such Manager against any losses, claims, damages, liabilities, costs, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any such claim, action, suit, proceeding or investigation, and in the event of any such claim, action, suit proceeding or investigation (whether arising before or after the Effective
Date), (i) if Amrion (prior to the Effective Date) or WFM or the Surviving Corporation (after the Effective Date) have not promptly assumed the defense of such matter, the Managers may retain counsel satisfactory to them, and Amrion, or the Surviving Corporation and WFM after the Effective Date, shall pay all fees and expenses of such counsel for the Managers promptly, as statements therefor are received, and (ii) Amrion, or the Surviving Corporation and WFM after the Effective Date, will use their respective best efforts to assist in the vigorous defense of any such matter; provided that neither Amrion nor the Surviving Corporation or WFM shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that the Surviving Corporation and WFM shall have no obligation under the foregoing provisions of this
Section 8.1 to any Manager if (x) the indemnification of such Manager in the manner contemplated hereby is prohibited by applicable law, and (y) Amrion has breached a representation or warranty hereunder with respect to the same matters for which indemnification is being sought by such Manager and such Manager fails to prove that such Manager had no actual knowledge of such breach at the Effective Date. Upon the determination that the Surviving Corporation or WFM is not liable for any such indemnification claims, the Manager will reimburse WFM and the Surviving Corporation for any fees, expenses and costs incurred by WFM or the Surviving Corporation in connection with the defense of such claims. Any Manager wishing to claim indemnification under this Section 8.1, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Amrion and, after the Effective Date, the Surviving Corporation and WFM, thereof (provided that the failure to give such notice shall not affect any obligations hereunder, except to the extent that the indemnifying party is actually and materially prejudiced thereby). WFM and Amrion agree that all rights to indemnification existing in favor of the Managers as provided in Amrion's Articles of Incorporation or Bylaws as in effect as of the date hereof, and in any agreement between Amrion and any Manager with respect to matters occurring prior to the Effective Date, shall survive the Merger. WFM further covenants not to amend or repeal any provisions of the Articles of Incorporation or Bylaws of Amrion in any manner which would adversely affect the indemnification or exculpatory provisions contained therein. The provisions of this Section 8.1 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives.

  8.2. Directors' and Officers' Insurance. WFM will provide each individual who served as a director or officer of Amrion at any time prior to the Closing with liability insurance for a period of 24 months after the Closing similar in coverage and amount as that provided to WFM's directors and officers.

                                  ARTICLE 9.

                                 Miscellaneous

  9.1. Termination. In addition to the provisions regarding termination set forth elsewhere herein, this Agreement and the transactions contemplated hereby may be terminated at any time on or before the Closing Date:

    (a) by mutual consent of Amrion and WFM;

    (b) by either WFM or Amrion if the transactions contemplated by this Agreement have not been consummated by October 31, 1997, unless such failure of consummation is due to the failure of the terminating party to perform or observe the covenants, agreements, and conditions hereof to be performed or observed by it at or before the Closing Date;

    (c) by either Amrion or WFM if the transactions contemplated hereby violate any nonappealable final order, decree, or judgment of any court or governmental body or agency having competent jurisdiction;

    (d) by WFM if the Amrion Board of Directors withdraws or materially modifies or changes its recommendation to the stockholders of Amrion to approve this Agreement and the Merger if there exists at such time an Acquisition Proposal; or

    (e) by either Amrion or WFM if the Average Closing Price is less than $23.

  9.2. Expenses.

  (a) Except as provided in (b) below, if the transactions contemplated by this Agreement are not consummated, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

  (b) If, (i) this Agreement is terminated by WFM pursuant to Section 9.1(d) hereof or (ii) on or before October 31, 1997 and while this Agreement remains in effect, Amrion enters into a definitive agreement with respect to an Acquisition Proposal with any corporation, partnership, person or other entity or group (other than WFM or any affiliate of WFM), and such transaction (including any revised transaction based upon the Acquisition Proposal) is thereafter consummated (whether before or after October 31, 1997), then Amrion shall pay to WFM a fee equal to the sum of (A) the documented fees, costs and expenses, including legal and accounting fees and fees payable to WFM's financial advisors, incurred by WFM in connection with the transactions contemplated by this Agreement and (B) $4.5 million, which such amounts shall be payable in same day funds to an account specified by WFM. No such fee shall be payable if this Agreement is terminated by Amrion pursuant to Section 9.1(e) hereof.

  9.3. Entire Agreement. This Agreement and the exhibits hereto contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings among the parties with respect to such transactions. Section and other headings are for reference purposes only and shall not affect the interpretation or construction of this Agreement. The parties hereto have not made any representation or warranty except as expressly set forth in this Agreement or in any certificate or schedule delivered pursuant hereto. The obligations of any party under any agreement executed pursuant to this Agreement shall not be affected by this section.

  9.4. Survival of Representations and Warranties. The representations and warranties of each party contained herein or in any exhibit, certificate, document or instrument delivered pursuant to this Agreement shall not survive the Closing.

  9.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

  9.6. Notices. All notices, demands, requests, or other communications that may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be sent by facsimile transmission, next-day courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, addressed as follows:

       (i) If to Amrion:

             6565 Odell Place
             Boulder, Colorado 80301
             Attention: Mark S. Crossen, CEO
             Fax: (303) 530-7958
             with a copy (which shall not constitute notice) to:

             Friedlob Sanderson Raskin Paulson & Tourtillott, LLC
             1400 Glenarm Place
             Third Floor
             Denver, Colorado 80202
             Attention: Gerald Raskin
             Fax: (303) 571-1400

      (ii) If to WFM or Merger Subsidiary:

             601 N. Lamar Blvd., Suite 300
             Austin, Texas 78703
             Fax: (512) 477-1069

             with a copy (which shall not constitute notice) to:

             Crouch & Hallett, L.L.P.
             717 North Harwood Street
             Suite 1400
             Dallas, Texas 75201
             Attention: Bruce H. Hallett
             Fax: (214) 953-0576

Each party may designate by notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served, or sent. Each notice, demand, request, or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

  9.7. Successors; Assignments. This Agreement and the rights, interests, and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other.

  9.8. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado (except the choice of law rules thereof).

  9.9. Waiver and Other Action. This Agreement may be amended, modified, or supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification or supplement is sought.

  9.10. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance; and in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

  9.11. No Third Party Beneficiaries. Article 8 is intended for the benefit of each "Manager" (as defined in Article 8) and may be enforced by such persons, their heirs and representatives. Other than as expressly set forth in this
Section 9.11, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto and their stockholders, any rights, remedies, obligations or liabilities under or by reason of this Agreement or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.

  9.12. Mutual Contribution. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

  9.13. Arbitration. Any controversy or dispute among the parties arising in connection with this Agreement shall be submitted to a panel of three arbitrators and finally settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. Each of the disputing parties shall appoint one arbitrator, and these two arbitrators shall independently select a third arbitrator. Arbitration shall take place in Boulder, Colorado. The prevailing party in such arbitration shall be entitled to the award of all costs and attorneys' fees in connection with such action. Any award for monetary damages resulting from nonpayment of sums due hereunder shall bear interest from the date on which such sums were originally due and payable. Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be.

                        [Signatures on Following Page]

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                          Whole Foods Market, Inc.

                                                      /s/ John Mackey
                                          By:__________________________________
                                                John Mackey Chief Executive
                                                          Officer

                                          Nutrient Acquisition Corp.

                                                    /s/ Glenda Flanagan
                                          By:__________________________________
                                                 Glenda Flanagan President

                                          Amrion, Inc.

                                                    /s/ Mark S. Crossen
                                          By:__________________________________
                                                 Mark S. Crossen President